FIRST SUPPLEMENTAL LOAN AGREEMENT

THIS FIRST SUPPLEMENTAL LOAN AGREEMENT, dated as of December 15, 1997 (the "Supplemental Agreement"), amending the Loan Agreement (the "Original Agreement," and as supplemented by this Supplemental Agreement, the "Agreement") dated as of July 1, 1997 between the ALLEGHENY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the "Authority"), a body corporate and politic duly organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania (the "Commonwealth") and UNITEL VIDEO, INC., a for-profit corporation organized under the laws of the State of Delaware (the "Corporation").

                                   WITNESSETH:

      WHEREAS, the Authority is a body corporate and politic existing under the laws of the Commonwealth of Pennsylvania pursuant to the Economic Development Financing Law, amended December 17, 1993, P.L. 490, No. 74, as amended (hereinafter called the "Act"), having been duly organized by the County of Allegheny, Pennsylvania (hereinafter called the "County"); and

      WHEREAS, the Corporation has, by duly authorized resolution, undertaken a project consisting of constructing and equipping up to two mobile video television production units to be based at its Allegheny County, Pennsylvania offices (the "Project"); and

      WHEREAS, the Authority is authorized under the Act to issue its bonds for the purposes of (i) financing all or a portion of the costs of the Project and
(ii) paying all or a portion of the costs of issuance of the Bonds (defined hereinafter) and the Authority has determined that the public interest will be best served and that the purposes of the Act can be more advantageously obtained by the Authority's issuance of bonds in order to obtain funds to loan to the Corporation for the foregoing purposes; and

      WHEREAS, in order to accomplish such purposes the Authority previously issued its revenue bonds in an aggregate principal amount of $5,000,000, which have been designated as the Allegheny County Industrial Development Authority Variable Rate Demand Revenue Bonds, Series 1997 (Unitel Mobile Video Project) (the "1997A Bonds"), under the Trust Indenture dated as of July 1, 1997 (the "Original Indenture,") by and between the Authority and PNC Bank, National Association, as trustee (the "Trustee"); and

      WHEREAS, Section 201(b) of the Original Indenture authorizes the issuance of a second tranche of Bonds in an aggregate principal amount not to exceed $3,500,000 upon the satisfaction of certain conditions set forth in Section 201(b) of the Original Indenture; and

      WHEREAS, the Authority and the Corporation have on the date hereof executed their Joint Written Request (as defined in the Original Indenture) requesting the issuance of a second tranche of revenue bonds to be issued under the Original Indenture, as supplemented by a First Supplemental Indenture, dated as of December 15, 1997 (the "Supplemental Indenture," and together with the Original Indenture, the "Indenture"), in an aggregate principal amount of $3,500,000 and designated as the Allegheny County Industrial Development Authority Variable Rate Demand Revenue Bonds, Series B of 1997 (Unitel Mobile Video Project) (the "1997B Bonds," and together with the 1997A Bonds, the "Bonds"); and

      WHEREAS, the Authority and the Corporation desire to enter into this Supplemental Agreement to clarify certain provisions regarding the 1997B Bonds;

      NOW, THEREFORE, in consideration of the promises and of the mutual representations, covenants and agreements herein set forth, the Authority and the Corporation, each intending to legally bind themselves and their respective successors and assigns, do mutually promise, covenant and agree as follows:

      SECTION 1. PURPOSE. This Supplemental Agreement is being executed and delivered for the purpose of supplementing the Original Agreement to provide for the issuance of the 1997B Bonds in accordance with sections 201(b) and 1001(n) of the Original Indenture.

      SECTION 2. DEFINITIONS. All terms which are used and not otherwise defined herein shall have the meanings set forth in the Indenture. All references to the Bonds in the Original Agreement shall refer to both the 1997A Bonds and the 1997B Bonds, collectively, unless the context clearly requires otherwise.

      SECTION 3. LOAN OF BOND PROCEEDS. The Authority will concurrently with the issuance of the 1997B Bonds lend the proceeds from the sale of the 1997B Bonds to the Corporation for the purpose of financing the Project. All proceeds received from the sale of the 1997B Bonds shall be deposited by the Authority in trust with the Trustee in accordance with the requirements of the Indenture, for the benefit, however, of the Corporation, and in consideration of such issuance, sale and delivery of the 1997B Bonds, and such deposit, the Corporation shall apply such finds to the costs of the Project and of the issuance of the 1997B Bonds, as provided in the Indenture and the Agreement and shall make the payments specified in Article IV of the Original Agreement and in Section 4 hereof.

      SECTION 4. REPAYMENT OF LOAN. The Corporation hereby covenants and agrees that it shall repay the Loan to the Authority by making installment payments, in the manner and at the times set forth in Article IV of the Original Agreement, in sums sufficient to pay the principal of, premium, if any, and interest payable on both the 1997A Bonds and the 1997B Bonds, and to pay all other amounts payable by the Corporation under the terms of the Agreement. All references to the Bonds in Section 4.02 of the Original Agreement shall refer to the 1997A Bonds and the 1997B Bonds, collectively.


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

      Section 4.02(g) of the Original Agreement is hereby amended and restated as follows:

            (h) Authority's Annual Administrative Fee.

                  (i) The Corporation shall pay an initial closing fee with respect to the 1997A Bonds in the amount of $5,000 together with a legal fee in the amount of $2,500 on the Closing Date applicable to the 1997A Bonds (July 24, 1997).

                  (ii) The Corporation shall pay an initial closing fee with respect to the 1997B Bonds in the amount of $3,500 together with a first annual administrative fee in the amount of $510 (representing seven months from the Closing Date until July 24, 1998, the first anniversary of the closing date for the 1997A Bonds) on the Closing Date (December 30, 1997). Commencing on August 1, 1998 and on August 1 of each year thereafter while the Bonds remain Outstanding, an amount equal to the Administrative Fee of the Authority shall be payable by (and not subject to refund) the Corporation. The Administrative Fee shall be in the amount of $2,125, together with any other administrative expenses (including reasonable legal fees) reasonably incurred by the Authority in connection with inquiring into, or enforcing, the performance by the Corporation of its obligations hereunder. The payment of any such administrative expenses shall be due within 30 days of receipt of an itemized statement from the Authority.

      SECTION 7. AMENDMENT TO ORIGINAL AGREEMENT. Section 5.01(g) of the Original Agreement is hereby amended and restated as follows:

                  (g) The Corporation has filed all federal, state and local tax returns which are required to be filed by the Corporation or has received extensions for filing the same and has paid all taxes as shown on such returns as they have become due, with the exception of any such taxes the payment of which is being contested in good faith and by proper proceedings. No claims have been assessed and are unpaid with respect to such taxes.

      SECTION 6. COUNTERPARTS. This Supplemental Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      SECTION 7. GOVERNING LAW. This Supplemental Agreement shall be governed exclusively by and construed in accordance with the laws of the Commonwealth.


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

      SECTION 8. ORIGINAL AGREEMENT AND SUPPLEMENTAL AGREEMENT AS ONE DOCUMENT. As supplemental by this Supplemental Agreement, the Original Agreement is in all respects ratified and confirmed, and the Original Agreement and this Supplemental Agreement shall be read, taken and construed as one and the same instrument.

      IN WITNESS WHEREOF, the ALLEGHENY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY and UNITEL VIDEO, INC. have caused this First Supplemental Loan Agreement to be duly executed as of the day and year first above written.

ATTEST:                                   ALLEGHENY COUNTY INDUSTRIAL
                                          DEVELOPMENT AUTHORITY


By: /s/ James M. Edwards                  By: /s/ James Marsh
   -----------------------------------       -----------------------------------
   Authorized Designate                      (Vice) Chairman

ATTEST:                                   UNITEL VIDEO, INC.


By: /s/ Karen C. Lapidus                  By: /s/ Barry Knepper
   -----------------------------------       -----------------------------------
   Authorized Officer                        Authorized Officer


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